Exhibit 99.1
China North East Petroleum Provides Update on Stock Trading Halt

HARBIN, CHINA and NEW YORK, March 14, 2012 – China North East Petroleum Holdings Limited (the “Company”) (NYSE Amex: NEP), announced that as previously announced on March 1, 2012, the Company discovered that the Securities & Exchange Commission (“SEC”) issued an Order of Suspension of Trading of the stock of the Company.  In the Order, the SEC stated that: “Questions have arisen regarding the accuracy and completeness of information contained in NEP’s public filings with the Commission concerning, among other things, certain transfers of cash from the company’s bank accounts to the personal bank accounts of related parties."

The trading suspension appears related to an investigation the Staff of the SEC is conducting that addresses these issues.  Although the Company cannot be certain of the scope of the investigation, it appears that the principal focus is on various related party transactions aggregating approximately $3.9 million that occurred in 2009 and were identified in the previously-disclosed report provided to the Company by John Lees & Associates, the accuracy of the Company’s books and records and financial statements concerning those transactions, and related disclosures in the Company’s 2009 S-3 registration statement and S-8 registration statements.

The Company is taking the investigation seriously.  The Company has produced various documents to the SEC and some of its personnel have appeared before SEC staff.  The Company is not in a position to predict the outcome of the investigation or whether it may have a material impact on the Company’s financial position or business operations.

About China North East Petroleum

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates five oilfields in Northern China. For more information about the Company, please visit http://www.cnepetroleum.com.

For more information, please contact:

China North East Petroleum Investor Relations Department
Tel: +1-646-308-1707